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                                                                    EXHIBIT 3.02


                           CERTIFICATE OF AMENDMENT TO
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               LIFE RE CORPORATION


         Life Re Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that:

         ARTICLE 1. The name of the Corporation is Life Re Corporation.

         ARTICLE 2. The first sentence of ARTICLE FOUR of the Restated Certificate of Incorporation of the Corporation is hereby amended to read as follows: The total number of shares which the Corporation shall have the authority to issue is eighty five million (85,000,000) shares, of which eighty million (80,000,000) shares, $0.001 par value, shall be Common Stock, and five million (5,000,000) shares, $0.01 par value, shall be Preferred Stock.

         ARTICLE 3. This amendment was duly adopted by a vote of the directors and of the stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, Life Re Corporation has caused this Certificate to be executed in its name and on its behalf by Jacques E. Dubois, its President and Chief Operating Officer, and attested by W. Weldon Wilson, its Secretary, on this 19th day of June, 1998.
                                              LIFE RE CORPORATION

                                              By: /S/ Jacques E. Dubois
                                                  ------------------------------
                                                    Jacques E. Dubois, President
                                                    and Chief Operating Officer
ATTEST:

/S/ Weldon Wilson
----------------------------
W. Weldon Wilson, Secretary